Exhibit (d)(2)
SUB-ADVISORY AGREEMENT
     THIS SUB-ADVISORY AGREEMENT is made as of the 29th day of December, 2006 between First Financial Capital Advisors, LLC (“Investment Advisor”), an Ohio limited liability company, and Munder Capital Management (“Sub-Advisor”), a general partnership organized and existing under the laws of the State of Delaware.
     WHEREAS, the Investment Advisor, a registered investment advisor under the Investment Advisers Act of 1940, as amended (“Advisors Act”), has entered into an Investment Advisory Agreement dated as of the 13th day of May, 2002 (“Advisory Agreement”) with Legacy Funds Group (the “Trust”), a Massachusetts business trust which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and
     WHEREAS, the Trust is authorized to issue shares of The Federal Money Fund (the “Fund”), a separate series of the Trust;
     WHEREAS, the Sub-Advisor is engaged principally in the business of rendering investment advisory services and is registered as an investment advisor under the Advisors Act; and
     WHEREAS, the Investment Advisor and the Sub-Advisor entered into a Sub-Advisory Agreement as of the 13th of May, 2002 relating to the management of the Fund (the “Initial Sub-Advisory Agreement”);
     WHEREAS, the Initial Sub-Advisory was automatically terminated pursuant to its terms and the 1940 Act upon the change in control of the Sub-Advisor, effective December 29, 2006;
     WHEREAS, the Investment Advisor desires and is authorized by the Trust to continue to retain the Sub-Advisor to furnish certain investment advisory services to the Investment Advisor with respect to the Fund and the Sub-Advisor is willing to furnish such services upon the terms and conditions specified in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the following premises and conditions, the parties agree as follows:
     1. Appointment.
     Investment Advisor hereby appoints the Sub-Advisor as its investment sub-advisor with respect to the Fund for the period and on the terms set forth in this Agreement. The Sub-Advisor accepts such appointment and agrees to render the services described in this Agreement.
     2. Duties of the Sub-Advisor.
     A. Investment Sub-Advisory Services. Subject to the supervision of the Trust’s Board of Trustees (“Board”) and the Investment Advisor, the Sub-Advisor shall act as the investment sub-advisor and shall supervise and direct the investments of the Fund in accordance with the Fund’s investment objective, policies, and restrictions as provided in the Trust’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (collectively, the “Prospectus”), and such other limitations as directed by the appropriate officers of the Investment Advisor or the Trust by notice in writing to the Sub-Advisor. The Sub-Advisor shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of the Fund in a manner consistent with the Fund’s investment objective, policies, and restrictions. In furtherance of this duty, the Sub-Advisor, on behalf of the Fund, is authorized, in its discretion and without prior consultation with the Fund or the Investment Advisor, to:
(1) buy, sell, exchange, convert, lend, and otherwise trade in any securities or other assets; and
     (2) place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Sub-Advisor may select.
     Neither the Trust nor the Investment Advisor shall have the right to direct the placement of any securities transactions in the Fund.
               B. Additional Responsibilities. In addition, the Sub-Advisor shall:
(1) furnish continuous investment information, advice and recommendations to the Trust as to the acquisition, holding or disposition of any or all of the securities or other assets which the Fund may own or contemplate acquiring from time to time;
(2) cause its representatives to attend (in person or by teleconference) meetings of the Trust and furnish oral or written reports, as the Trust may reasonably require, in order to keep the Trust and its officers and Board fully informed as to the condition of the investment securities of the Fund, the investment recommendations of the Sub-Advisor, and the investment considerations which have given rise to those recommendations;
(3) furnish such statistical and analytical information and reports as may reasonably be required by the Trust from time to time;
(4) act in conformity with the Trust’s Declaration of Trust and By-Laws, as each may be amended or supplemented; and
(5) comply with the requirements of the 1940 Act, the Advisors Act, the rules thereunder, and all other applicable federal and state laws and regulations.
     3. Compensation.

     For the services provided and the expenses assumed by the Sub-Advisor pursuant to this Agreement, the Sub-Advisor shall receive an annual investment management fee as specified in Schedule A of this Agreement. The investment management fee shall be computed daily and paid monthly. If this Agreement becomes effective or terminates before the end of any month, the investment management fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the pro-ration which such period bears to the full month in which such effectiveness or termination occurs.
     4. Duties of the Investment Advisor.
          A. The Investment Advisor shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Advisor’s performance of its duties under this Agreement.
          B. The Investment Advisor has furnished or will furnish the Sub-Advisor with copies of each of the following documents and will furnish to the Sub-Advisor at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:
(1) The Trust’s Declaration of Trust, as filed with the State of Massachusetts, as in effect on the date hereof and as amended from time to time;
(2) The By-Laws of the Trust as in effect on the date hereof and as amended from time to time;
(3) Evidence in a form reasonably satisfactory to the Sub-Advisor of approval of the Board of Trustees of the Trust and the shareholders of the Fund authorizing the appointment of the Sub-Advisor and approving the form of this Agreement;
(4) The Trust’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A, as filed with the Securities and Exchange Commission (“SEC”) relating to the Fund and its shares and all amendments to such Registration Statement (“Registration Statement”);
(5) The Trust’s Prospectus (as defined above);
(6) Copies of any publicly available financial statement or report prepared for the Trust by certified or independent public accountants, and copies of any financial statements or reports made by the Fund to its shareholders or to any governmental body or securities exchange;
(7) A copy of each of the Fund’s Code of Ethics, the Investment Advisor’s Code of Ethics and compliance checklist, any procedures adopted by the Fund or the Investment Advisor that the Sub-Advisor should reasonably be expected to comply with in the management of the Fund including without limitation, liquidity procedures and any procedures adopted by the Fund relating to compliance with Rule 10f-3, 17a-7 or 17e-1 under the 1940 Act, and any SEC exemptive orders applicable to the Fund; and
(9) A list of affiliated brokers of the Investment Advisor, if any, with explanations of each affiliation and a list of all securities issued by the Investment Advisor or any of its affiliates, or, if either list is not applicable, a written statement to that effect.
     The Investment Advisor shall furnish the Sub-Advisor with any further documents, materials or information that the Sub-Advisor may reasonably request to enable it to perform its duties pursuant to this Agreement.
          C. During the term of this Agreement, the Investment Advisor shall furnish to the Sub-Advisor at its principal office all Prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Advisor or investment companies or other advisory accounts advised or sponsored by the Sub-Advisor in any way, prior to the use thereof, and the Investment Advisor shall not use any such materials if the Sub-Advisor reasonably objects in writing fifteen business days (or such other time as may be mutually agreed) after receipt thereof.
     5. Brokerage.
          A. The Sub-Advisor may place orders for the Fund pursuant to its investment determinations directly with the issuers of the securities, or with any broker-dealer. The Sub-Advisor may open and maintain brokerage accounts of any type on behalf of and in the name of the Fund. The Sub-Advisor may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Advisor deems desirable or appropriate.
          B. In selecting brokers or dealers to execute transactions on behalf of the Fund, the Sub-Advisor will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Fund transaction, the Sub-Advisor will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Advisor is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to the Fund and/or other accounts over which the Sub-Advisor or its affiliates exercise investment discretion. The parties hereto acknowledge that it is desirable for the Fund that the Sub-Advisor have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Advisor may cause the Fund to pay a broker-dealer which furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Sub-Advisor determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Sub-Advisor to the Fund. It is understood that the services provided by such brokers may be useful to the Sub-Advisor in connection with the Sub-Advisor’s services to other clients. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder and subject to any other applicable laws and regulations, the Sub-Advisor and its affiliates are authorized to effect portfolio transactions for the Funds and to retain brokerage commissions on such transactions.
          C. The Sub-Advisor may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities for the Fund with orders for its other clients where: (1) such aggregation or bunching of order is not inconsistent with the Fund’s investment objectives, policies and procedures, (2) the allocation of the securities so purchased or sold, as well as the expenses incurred in any such transaction, shall be made by the Sub-Advisor in a manner that is fair and equitable in the judgment of the Sub-Advisor, and (3) the Sub-Advisor shall be cognizant of its fiduciary obligations to the Fund and each of its other clients and shall enter into such transactions only where the rights of each client are considered and protected.
     6. Ownership of Records.
     The Sub-Advisor shall maintain all books and records required to be maintained by the Sub-Advisor pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Trust. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that: (i) all records that it maintains for the Trust are the property of the Trust, (ii) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Trust and that are required to be maintained by Rule 31a-1 under the 1940 Act and (iii) it will surrender promptly to the Trust any records that it maintains for the Trust upon request by the Trust; provided, however, the Sub-Advisor may retain copies of such records.
     7. Reports.
     The Sub-Advisor shall furnish to the Board or the Investment Advisor, or both, as appropriate, such information, reports, evaluations, analyses and opinions as the Sub-Advisor and the Board or the Investment Advisor, as appropriate, may mutually agree upon from time to time.
     8. Services to Others Clients.
     Nothing contained in this Agreement shall limit or restrict (i) the freedom of the Sub-Advisor, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of the Sub-Advisor, who may also be a director, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.
     9. Sub-Advisor’s Use of the Services of Others.
     The Sub-Advisor may (at its cost except as contemplated by Paragraph 5 of this Agreement) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of obtaining such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as the Sub-Advisor may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Sub-Advisor, as appropriate, or in the discharge of Sub-Advisor’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor, provided that the Sub-Advisor shall at all times retain responsibility for making investment recommendations with respect to the Fund.
     10. Indemnification.
     The Sub-Advisor shall exercise its reasonable business judgment in rendering the services in accordance with the terms of this Agreement. The Sub-Advisor shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing contained in this Agreement shall be deemed to protect or purport to protect the Sub-Advisor against any liability to the Fund or its shareholders, or the Investment Advisor, to which the Sub-Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (“disabling conduct”). The Investment Advisor will indemnify the Sub-Advisor against, and hold harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amount paid in satisfaction of judgments, in compromise or as fines or penalties, not resulting from disabling conduct by the Sub-Advisor. The Sub-Advisor shall be entitled to advances from the Investment Advisor for payment of reasonable expenses incurred in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law.
     11. Representations of Sub-Advisor.
     The Sub-Advisor represents, warrants, and agrees as follows:
          A. The Sub-Advisor: (i) is registered as an investment Advisor under the Advisors Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisors Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Investment Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.
          B. The Sub-Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Investment Advisor and the Trust with a copy of such code of ethics, together with evidence of its adoption.
          C. The Sub-Advisor has provided the Investment Advisor and the Trust with a copy of its Form ADV as most recently filed with the SEC and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to the Investment Advisor.
     12. Term of Agreement.
     This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund’s outstanding voting securities. Unless sooner terminated as provided in Section 13, this Agreement shall continue in effect for an initial term ending May 1, 2007. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Fund, subject to the termination provisions and all other terms and conditions hereof, so long as such continuation shall be specifically approved at least annually (a) by either the Board, or by vote of a majority of the outstanding voting securities of the Fund; and (b) in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party. The Sub-Advisor shall furnish to the Trust, promptly upon its request such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.
     13. Termination of Agreement.
     Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on at least 60 days’ prior written notice to the Sub-Advisor. This Agreement may also be terminated by the Investment Advisor: (i) on at least 60 days’ prior written notice to the Sub-Advisor, without the payment of any penalty; or (ii) if the Sub-Advisor becomes unable to discharge its duties and obligations under this Agreement. The Sub-Advisor may terminate this Agreement at any time, or preclude its renewal without the payment of any penalty, on at least 60 days’ prior notice to the Investment Advisor. This Agreement shall terminate automatically in the event of its assignment or upon termination of the Advisory Agreement.

     14. Amendment of Agreement.
     No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of a majority of the Fund’s outstanding voting securities and a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, unless otherwise permitted in accordance with the 1940 Act.
     15. Miscellaneous.
          A. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Massachusetts without giving effect to the conflicts of laws principles thereof, and the 1940 Act. To the extent that the applicable laws of the State of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control.
          B. Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
          C. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.
          D. Interpretation. Nothing contained in this Agreement shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust.
          E. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment advisor,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order, unless the Investment Advisor and the Sub-Advisor agree to the contrary.
          F. Notices. Any notice that is required to be given to wither party under this Agreement shall be in writing, personally delivered, sent by first class mail, postage prepaid, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses, which may be changed from time to time by written notice:

If to the Investment Advisor:
First Financial Capital Advisors LLC
300 High Street
P.O. Box 476
Hamilton, OH 45012
Attention: Patty Scott
If to the Sub-Advisor:
Munder Capital Management
480 Pierce Street
Birmingham, Michigan 48009
Attention: General Counsel
     IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

FIRST FINANCIAL CAPITAL ADVISORS LLC

By: Name:	/s/ J. Franklin Hall J. Franklin Hall
Title:	FFCA Board Member, FFBC CFO

MUNDER CAPITAL MANAGEMENT

By: Name:	/s/ Stephen J. Shenkenberg Stephen J. Schenkenberg
Title:	Managing Director & Gen. Counsel

SCHEDULE A

FIRST
REAPPROVAL
FUND	ANNUAL FEES	DATE
The Federal Money Fund	0.09% of the first $100 million of average daily net assets;	, 2007
0.05% of average daily net assets in excess of $100 million, subject to an annual minimum fee of $60,000

A-1